Oritani Bank Announces the Retirement of Director and Executive Vice President, Michael DeBernardi

Township of Washington, NJ – Oritani Bank, the wholly owned subsidiary of Oritani Financial Corp. (“Oritani Financial”) (NASDAQ: ORIT), today announced that Michael A. DeBernardi has determined to step down as Executive Vice President, Chief Operating Officer and director of Oritani Bank and Oritani Financial,  effective September 16, 2016.  Mr. DeBernardi will remain to assist and facilitate during a transition period prior to his retirement on January 20, 2017.  After that time he will serve as a part time employee for Oritani Bank through June 30, 2018.

During his tenure at Oritani Bank, Mr. DeBernardi has brought the experiences of his years in the credit and risk fields to his positions as a member of the board of directors and as the Chief Operating Officer.  Mr. DeBernardi previously held senior credit positions with AT&T Capital Corp, Newcourt Credit Group and CIT Group. He graduated with honors from Boston College with a Bachelor of Arts in Economics and has an MBA from Babson College.

Kevin J. Lynch, Chairman, President and Chief Executive Officer of Oritani Bank commented that he “regrets losing the valuable services and experiences that Mike has brought to Oritani Bank. He has been a key member of our team since 1993.  Additionally Mike has been and will continue to be a good personal friend and I wish him all the best in his retirement.”

Mr. DeBernardi has also been a member of the Board of Chilton Memorial Hospital and in that capacity served as its Finance Chair and member of its audit committee.   Mr. DeBernardi currently resides in Kinnelon, NJ with his wife, Denise and they have 2 grown children.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products.  Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers.  The Bank currently operates 26 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic.  For additional information about Oritani Bank, please visit www.oritani.com.